Exhibit 99.1

MYR Group Inc. Announces Fourth-Quarter and Full-Year 2010 Results

Rolling Meadows, Ill., March 8, 2011 — MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a leading specialty contractor serving the electrical infrastructure market in the United States, today announced its fourth-quarter and full-year 2010 financial results.

Highlights

•                  Q4 2010 revenues of $155.1 million compared to Q4 2009 revenues of $173.3 million.

•                  Q4 2010 Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), a non-GAAP financial measure, of $14.0 million compared to $10.5 million in Q4 2009.

•                  Q4 2010 diluted earnings per share (EPS) of $0.29 compared to $0.21 in Q4 2009.

•                  Full-year 2010 revenues of $597.1 million compared to full-year 2009 revenues of $631.2 million.

•                  Full-year 2010 EBITDA of $42.7 million compared to full-year 2009 EBITDA of $40.8 million.

•                  Full-year 2010 diluted EPS of $0.78 compared to full-year 2009 diluted EPS of $0.83.

•                  Year-end 2010 backlog of $520.9 million compared to year-end 2009 backlog of $204.4 million.

Management Comments

Bill Koertner, MYR Group’s President and CEO, said, “Although we experienced a decrease in 2010 revenues and gross margin over 2009, we are proud of our overall performance given the market conditions over the past few years. Revenues decreased in the 2010 fourth quarter compared to the 2009 fourth quarter, but our gross margins and profitability improved period over period. We also experienced a substantial increase in bidding activity in the second half of 2010 on large transmission projects. We were awarded two major contracts at the end of the year, as we previously announced, and were selected as one of the two contractors for the CAPX2020 work in Minnesota in early 2011. These projects will contribute to our work load over the next several years. While we see improvements in the economy, we believe there will be continuing challenges ahead, particularly in our C&I markets and utility distribution business. We also see the first half of 2011 as a transition period of winding down existing large projects while at the same time we begin to ramp up new multi-year large transmission projects. Over the last several years, we have made significant investments in recruiting and developing management and craft personnel and procuring the specialty equipment and tooling required to support the industry’s anticipated growth. It appears the long-awaited transmission build-out is at hand, and we expect to execute on our plan and put those assets to work.”

Fourth-Quarter Results

MYR reported fourth-quarter 2010 revenues of $155.1 million, a decrease of $18.2 million, or 10.5 percent, compared to the fourth quarter of 2009. Specifically, the Transmission and Distribution (T&D) segment reported revenues of $118.6 million, a decrease of 5.2 percent over the fourth quarter of 2009. The Commercial and Industrial (C&I) segment reported revenues of $36.5 million, a decrease of $11.6 million, or 24.2 percent, over the fourth quarter of 2009. The majority of the decrease in revenues was the result of a decrease in revenues from a few large T&D projects

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(greater than $10.0 million in contract value) coupled with an overall decrease in revenues from the C&I segment. This decrease in revenues was partially offset by an increase in T&D projects that were less than $10.0 million in contract value.

Consolidated gross profit increased to $21.8 million, or 14.1 percent of revenues in the fourth quarter of 2010, compared to $19.4 million, or 11.2 percent of revenues in the fourth quarter of 2009. As a percentage of revenues, the gross profit margin increased period over period mostly as a result of margin increases on a few large transmission projects of approximately $4.4 million, partially offset by a reduction in margins on smaller C&I projects (less than $3.0 million in contract value) of approximately $0.7 million. The margin increases on the large transmission projects were due to increased productivity levels, cost efficiencies, added work and effective contract management.

Selling, general and administrative expenses (SG&A) decreased approximately $0.5 million, or 4.4 percent, to $12.0 million in the fourth quarter of 2010 compared to $12.5 million in the fourth quarter of 2009. The decrease was primarily due to a net decrease in profit sharing and other employee-related compensation and benefit costs.

For the fourth quarter of 2010, net income was $6.1 million, or $0.29 per diluted share, compared to $4.3 million, or $0.21 per diluted share, for the same period of 2009. Fourth-quarter 2010 EBITDA was $14.0 million, or 9.1 percent of revenues, compared to $10.5 million, or 6.0 percent of revenues, in the fourth quarter of 2009. The increase in EBITDA as a percentage of revenues was mainly due to an increase in gross profit margin, as discussed above, as well as an increase in depreciation expense.

Full-Year Results

MYR reported revenues of $597.1 million for the full year of 2010, a decrease of $34.1 million, or 5.4 percent, compared with the full year of 2009. The majority of the decrease in revenues was the result of a decrease in revenues from a few large transmission projects (greater than $10.0 million in contract value) which was partially offset by an increase in revenues from several medium-sized transmission projects (between $3.0 million and $10.0 million in contract value).  In addition, the C&I segment had an overall decrease in revenues from contracts valued at less than $10.0 million. The T&D segment reported revenues of $447.5 million in the full year of 2010, a decrease of 4.5 percent over 2009. The decrease in T&D segment revenues was the result of a decrease in revenues from both small and large transmission projects, partially offset by an increase in revenues generated from distribution projects and medium-sized transmission projects (between $3.0 million and $10.0 million in contract value). The C&I segment reported full-year 2010 revenues of $149.6 million, a decrease of 7.9 percent over 2009.

Consolidated gross profit decreased to $70.7 million, or 11.8 percent of revenues, for the full year of 2010, compared to $75.9 million, or 12.0 percent of revenues, for the full year of 2009. The slight decrease in gross profit as a percentage of revenues for the full year of 2010 compared to the same period of 2009 was mainly attributed to an overall reduction in contract margins on smaller T&D and C&I projects of approximately $8.5 million, which was mostly due to margin pressure from increased competition. This decrease in margins on smaller contracts in both segments was mostly offset by a net increase in margins on large projects in the T&D segment of approximately $7.4 million. The margin increases on large projects were due to increased productivity levels, cost efficiencies, added work and effective contract management.

Selling, general and administrative expenses (SG&A) decreased approximately $3.9 million, or 7.9 percent, to $44.6 million in the full year of 2010 compared to $48.5 million in the full year of 2009. The decrease was primarily due to the elimination of a $1.6 million severance liability as a result of the amended employment agreements of the Company’s six executive officers, and an overall reduction in profit sharing and other employee-related compensation and benefit costs. As a percentage of revenues, these expenses decreased to 7.5 percent for the full year of 2010, from 7.7 percent for the full year of 2009.

For the full year of 2010, net income was $16.1 million, or $0.78 per diluted share, compared to $17.2 million, or $0.83 per diluted share, for the same period of 2009. EBITDA for the full year of 2010 was $42.7 million, or 7.1 percent of revenues, compared to $40.8 million, or 6.5 percent of revenues, for the full year of 2009. The increase in EBITDA as a percentage of revenues was mainly due to an increase in depreciation expense, partially offset by a reduction in gross profit margins as discussed above.

Backlog

As of December 31, 2010, MYR’s backlog was approximately $520.9 million, consisting of $429.0 million in the T&D segment and $91.9 million in the C&I segment. Total backlog increased $316.5 million, or 154.9 percent, from $204.4 million reported at December 31, 2009. The increase at the end of 2010 compared to the end of 2009 was primarily related to several large contracts that were awarded in the Company’s T&D segment at the end of 2010.

Total backlog at December 31, 2010 was $325.8 million higher as compared to the $195.1 million backlog reported at September 30, 2010. T&D backlog increased $313.4 million, or 271.2 percent, while C&I backlog increased $12.4 million, or 15.6 percent, compared to backlog at September 30, 2010.

MYR’s method of calculating backlog may differ from methods used by other companies. The timing of contract awards and the duration of large projects can significantly affect MYR’s backlog at any point in time and may not accurately represent the revenues that MYR expects to realize during any period, therefore, it should not be viewed or relied upon as a stand-alone indicator of future results.

Balance Sheet

As of December 31, 2010, MYR had cash and cash equivalents of $62.6 million and total long-term debt of $30.0 million under a term loan. Subsequent to year end, MYR made a $10 million prepayment on the term loan reducing the long-term debt balance to $20 million. As of December 31, 2010, MYR also had a $75 million revolving credit facility, which had a $15.0 million letter of credit outstanding against the total credit available. MYR’s long-term credit agreement, which encompasses the term loan and the revolving credit facility, expires on August 31, 2012.

Non-GAAP Financial Measures

To assist investors’ understanding of the Company’s financial results, MYR has provided EBITDA in this press release. EBITDA is a measure not recognized by generally accepted accounting principles in the United States (GAAP). Management believes this information is useful to investors in understanding results of operations because it illustrates the impact that interest, taxes, depreciation and amortization had on MYR’s results. A reconciliation of EBITDA to its GAAP counterpart (net income) is provided at the end of this release.

Conference Call

MYR will host a conference call to discuss its fourth-quarter and full-year 2010 results on Wednesday, March 9, 2011, at 10:00 a.m. Central time. To participate in the conference call via telephone, please dial (877) 561-2750 (domestic) or (763) 416-8565 (international) at least five minutes prior to the start of the event. A replay of the conference call will be available through Tuesday, March 15, 2011 at 11:59 p.m. Eastern time, by dialing (800) 642-1687 or (706) 645-9291, and entering conference ID 41886299. MYR will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of the Company’s Web site at www.myrgroup.com. Please access the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The webcast will be available until March 15, 2011.

About MYR Group Inc.

MYR is a holding company of specialty construction service providers. Through subsidiaries dating back to 1891, MYR is one of the largest national contractors serving the transmission and distribution sector of the United States electric utility industry. Transmission and Distribution customers include electric utilities, private developers, cooperatives, municipalities and other transmission owners. MYR also provides Commercial and Industrial electrical contracting services to facility owners and general contractors in the Western United States. Our comprehensive services include turnkey construction and maintenance services for the nation’s electrical infrastructure.

Forward-Looking Statements

Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending and investments. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal,” “appears” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Forward-looking statements in this press announcement should be evaluated together with the many uncertainties that affect MYR’s business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of MYR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and in any risk factors or cautionary statements contained in MYR’s periodic reports on Form 10-Q or current reports on Form 8-K.

MYR Group Inc. Contact:

Marco A. Martinez, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

Financial tables follow…

MYR GROUP INC.

Unaudited Consolidated Balance Sheets

As of December 31, 2009 and December 31, 2010

(in thousands of dollars, except share data)	2009	2010
ASSETS
Current assets
Cash and cash equivalents	$37,576	$62,623
Accounts receivable, net of allowances of $1,114 and $947, respectively	100,652	107,172
Costs and estimated earnings in excess of billings on uncompleted contracts	30,740	29,299
Deferred income tax assets	10,186	10,544
Receivable for insurance claims in excess of deductibles	8,082	8,422
Refundable income taxes	3,036	2,144
Other current assets	3,308	3,719
Total current assets	193,580	223,923
Property and equipment, net of accumulated depreciation of $33,566 and $46,878, respectively	88,032	96,591
Goodwill	46,599	46,599
Intangible assets, net of accumulated amortization of $1,553 and $1,888, respectively	11,539	11,204
Other assets	1,899	1,831
Total assets	$341,649	$380,148
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$39,880	$41,309
Billings in excess of costs and estimated earnings on uncompleted contracts	25,663	45,505
Accrued self insurance	33,100	34,044
Other current liabilities	22,122	17,974
Total current liabilities	120,765	138,832
Long term debt, net of current maturities	30,000	30,000
Deferred income tax liabilities	15,870	17,971
Other liabilities	899	636
Total liabilities	167,534	187,439
Commitments and contingencies
Stockholders’ equity
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares; none issued and outstanding at December 31, 2009 and 2010	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares; 19,807,421 and 20,007,081 shares issued and outstanding at December 31, 2009 and 2010, respectively	198	200
Additional paid-in capital	142,679	145,149
Retained earnings	31,238	47,360
Total stockholders’ equity	174,115	192,709
Total liabilities and stockholders’ equity	$341,649	$380,148

MYR GROUP INC.

Unaudited Consolidated Statements of Operations

Three and Twelve Months Ended December 31, 2009 and 2010

	Three months ended		For the year ended
	December 31,		December 31,
(in thousands, except per share data)	2009	2010	2009	2010
Contract revenues	$173,275	$155,136	$631,168	$597,077
Contract costs	153,893	133,334	555,261	526,357
Gross profit	19,382	21,802	75,907	70,720
Selling, general and administrative expenses	12,542	11,995	48,467	44,630
Amortization of intangible assets	84	84	335	335
Gain on sale of property and equipment	(80)	(26)	(418)	(750)
Income from operations	6,836	9,749	27,523	26,505
Other income (expense):
Interest income	17	21	218	58
Interest expense	(203)	(245)	(852)	(1,054)
Other, net	(29)	(30)	(208)	(144)
Income before provision for income taxes	6,621	9,495	26,681	25,365
Income tax expense	2,353	3,407	9,446	9,243
Net income	$4,268	$6,088	$17,235	$16,122
Income per common share:
—Basic	$0.22	$0.31	$0.87	$0.81
—Diluted	$0.21	$0.29	$0.83	$0.78
Weighted average number of common shares and potential common shares outstanding:
—Basic	19,804	19,928	19,755	19,883
—Diluted	20,748	20,832	20,702	20,782

MYR GROUP INC.

Unaudited Consolidated Statements of Cash Flows

Three and Twelve Months Ended December 31, 2009 and 2010

	Three months ended		For the year ended
	December 31,		December 31,
(in thousands of dollars)	2009	2010	2009	2010
Cash flows from operating activities:
Net income	$4,268	$6,088	$17,235	$16,122
Adjustments to reconcile net income to net cash flows provided by operating activities —
Depreciation and amortization of property and equipment	3,587	4,237	13,190	15,955
Amortization of intangible assets	84	84	335	335
Stock-based compensation expense	230	393	923	1,603
Excess tax benefit from stock-based awards	(6)	(49)	(247)	(198)
Deferred income taxes	3,747	2,555	3,876	1,743
Gain on sale of property and equipment	(80)	(26)	(418)	(750)
Other non-cash items	21	21	85	85
Changes in operating assets and liabilities
Accounts receivable, net	1,013	(9,342)	(6,604)	(6,520)
Costs and estimated earnings in excess of billings on uncompleted contracts	1,785	8,771	(4,919)	1,441
Receivable for insurance claims in excess of deductibles	773	(76)	886	(340)
Other assets	(3,163)	(2,584)	(1,898)	662
Accounts payable	2,423	2,495	13,781	(1,718)
Billings in excess of costs and estimated earnings on uncompleted contracts	200	19,093	(7,035)	19,842
Accrued self insurance	(872)	210	219	944
Other liabilities	638	678	(5,498)	(4,369)
Net cash flows provided by operating activities	14,648	32,548	23,911	44,837
Cash flows from investing activities:
Proceeds from sale of property and equipment	200	527	748	1,278
Purchases of property and equipment	(9,428)	(9,813)	(29,680)	(21,895)
Net cash flows used in investing activities	(9,228)	(9,286)	(28,932)	(20,617)
Payments of capital lease obligations	(19)	(4)	(44)	(42)
Employee stock option transactions	13	135	351	671
Equity financing costs	—	—	(33)	—
Excess tax benefit from stock-based awards	6	49	247	198
Net cash flows provided by financing activities	—	180	521	827
Net increase (decrease) in cash and cash equivalents	5,420	23,442	(4,500)	25,047
Beginning of period	32,156	39,181	42,076	37,576
End of period	$37,576	$62,623	$37,576	$62,623

MYR GROUP INC.

Unaudited Consolidated Selected Data, Net Income Per Share

And EBITDA Reconciliation

Three and Twelve Months Ended December 31, 2009 and 2010

	Three months ended		For the year ended
	December 31,		December 31,
(in thousands, except per share data)	2009	2010	2009	2010

Summary Data:
Contract revenues	$173,275	$155,136	$631,168	$597,077
Gross profit	$19,382	$21,802	$75,907	$70,720
Income from operations	$6,836	$9,749	$27,523	$26,505
Net income	$4,268	$6,088	$17,235	$16,122

Income per common share (1):
- Basic	$0.22	$0.31	$0.87	$0.81
- Diluted	$0.21	$0.29	$0.83	$0.78

Weighted average number of common shares and potential common shares outstanding (1):
- Basic	19,804	19,928	19,755	19,883
- Diluted	20,748	20,832	20,702	20,782

Reconciliation of Net Income to EBITDA:
Net income	$4,268	$6,088	$17,235	$16,122
Interest expense (income), net	186	224	634	996
Provision for income taxes	2,353	3,407	9,446	9,243
Depreciation and amortization	3,671	4,321	13,525	16,290
EBITDA (2)	$10,478	$14,040	$40,840	$42,651

(1)                     The Company calculates net income per common share in accordance with ASC 260, Earnings Per Share. Basic earnings per share are calculated by dividing net income by the weighted average number of shares outstanding for the reporting period. Diluted earnings per share are computed similarly, except that it reflects the potential dilutive impact that would occur if dilutive securities were exercised into common shares. Potential common shares are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive or included performance conditions that were not met.

(2)                    EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity.

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